UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2012

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52833	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Current Report on Form 8-K/A amends and restates only Item 1.01 of the Current Report on Form 8-K that we filed on April 3, 2012 (the Original Filing). At the time of the Original Filing, certain material terms of our agreement with the State Board of Administration of Florida (SBA), which administers the Florida Hurricane Catastrophe Fund (FHCF), had not been finalized, and we had not yet entered into any agreements with private reinsurers. We can now provide the finalized terms of the FHCF agreement, as well as the terms of the agreements we executed with our private reinsurers, and we hereby amend Item 1.01 in the Original Filing to include such information.

Item 1.01 Entry into a Material Definitive Agreement.

For the policy year beginning June 1, 2012, United Property & Casualty Insurance Company (UPC), our wholly-owned subsidiary, entered into excess-of-loss reinsurance agreements with several private reinsurers and with the SBA, which administers the FHCF. The private agreements provide coverage against severe weather events such as hurricanes, tropical storms and tornadoes. The agreement with the FHCF only provides coverage in Florida against storms that the National Hurricane Center designates as hurricanes.

To ensure sufficient coverage, UPC purchased reinsurance protection in an amount approximately equal to the dollar amount of damage that computer models estimated would be caused by a one-in-100-year storm striking areas where UPC has policies in force. For a single hurricane catastrophe, UPC will pay, or “retain”, the first $10 million of catastrophe losses and an affiliated reinsurer will pay the next $5 million before the agreements with unaffiliated reinsurers provide coverage. The agreements will reimburse UPC as much as $536.2 million for the first event. For a single non-hurricane catastrophe, our retained loss would remain the same as for hurricane catastrophes; however, the total amount of reimbursement available to us would exclude the amount reimbursable under the FHCF agreement.

Our agreement with the FHCF consists of a single layer, the mandatory layer. Under the agreement, we estimate the FHCF will provide approximately $385.5 million of aggregate coverage for covered losses in excess of $150.7 million subject to 10% participation by UPC. The premium for the FHCF agreement will be approximately $26.8 million, payable in three approximately equal installments in August, October and December 2012. The attachment point (or the point at which the FHCF becomes liable for losses), total coverage and cost under our agreement with FHCF will not be finalized until December 2012, as these amounts are subject to adjustment based on updated data regarding FHCF's participating insurers' exposure.

The private catastrophe reinsurance agreements generally structure coverage into layers. The coverage provided by one layer picks up, or “attaches”, at the point where coverage under the previous layer ends. One of the agreements with unaffiliated private reinsurers, consisting of the first through third layers of coverage, will provide approximately $135.7 million of aggregate coverage for covered losses in excess of $15 million. The premium for this agreement will be approximately $51.3 million, payable in three approximately equal installments in July and October 2012, and in January 2013. Another of the agreements with unaffiliated private reinsurers, the fourth layer, supplements the coverage provided by the FHCF, essentially reimbursing us for the 10% co-participation in the FHCF agreement. This private agreement will provide approximately $38.6 million of aggregate coverage for covered losses in excess of $150.7 million. The premium for this agreement will be approximately $5.9 million, payable in three approximately equal installments in July and October 2012, and in January 2013. The final private agreement, the fifth layer, will provide approximately $10 million of aggregate coverage for covered losses in excess of $189.2 million. The premium for this agreement will be approximately $2.7 million, payable in three approximately equal installments in July and October 2012, and in January 2013. Should we exhaust coverage on lower layers during a first event, we can use the fifth layer of coverage to "fill in" the exhausted coverage on lower layers during a second or third event, if the fifth layer has not been used to pay losses on prior events.

Our agreements with the unaffiliated private reinsurers representing the first through fourth private layers, as well as our agreement with the affiliated reinsurer, allow for one reinstatement of coverage should losses resulting from one or more severe weather events exhaust that coverage. For the affiliated reinsurance agreement and the first unaffiliated private layer, the agreement includes one prepaid reinstatement, but the agreements with the unaffiliated reinsurers require us to pay 100% additional premium to reinstate coverage on the next three layers. To protect us in the event a reinstatement of coverage under the private agreements becomes necessary, we purchased reinsurance premium protection policies on the second and third layers. Our RPP policies reimburse us 100% of the amount of any reinstatement premium that we would have to pay to reinstate coverage on the second or third private layer. Though coverage on the fourth private layer reinstates for 100% additional premium, we did not purchase an RPP policy on that layer. The premium for the RPP agreements will be approximately $18.5 million, payable in three approximately equal installments in July and October 2012, and in January 2013. Neither the FHCF agreement nor our agreement representing the fifth private layer provide for reinstatement of coverage.

Our non-catastrophe reinsurance agreement provides excess-of-loss coverage for losses arising out of property business up to $1.7 million in excess of $1 million per risk. Should a loss recovery, or series of loss recoveries, exhaust the coverage provided under the agreement for losses arising out of property business, one reinstatement of the $1.7 million of coverage limit is included at 50% additional premium. The agreement, including reinstatements, provides aggregate coverage of $3.4 million for losses arising out of property business, while any single occurrence is limited to $1.7 million. The agreement also provides coverage for losses arising out of a combination of property and casualty business up to $2.2 million in excess of $1 million per occurrence, subject to a maximum recovery on any one loss occurrence, regardless of the number of risks involved for property or the number or type of insureds for casualty, of $2.2 million. The premium for this agreement will be approximately $1.1 million, payable in four approximately equal installments in July and October 2012, and in January and April 2013.

This current report on Form 8-K/A contains forward-looking statements about our reinsurance program and related attachment point, total coverage and costs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as estimate, expect or words of similar nature. The actual changes to our reinsurance program and related attachment point, total coverage and costs may differ materially from those discussed in this report, depending on FHCF's capacity to pay claims and related adjustment provisions in our agreements with the SBA and private reinsurers.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K/A.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ John F. Rohloff
Name:     John F. Rohloff
Title:     Interim Chief Financial Officer
(principal financial officer)

Date: June 26, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1
Florida Hurricane Catastrophe Fund Reimbursement Contract between United Property & Casualty Insurance Company and the State Board of Administration of Florida and including Addenda 1, effective June 1, 2012.

10.2	Form of INCR Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012.
10.3	Form of Combined Coverage Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012.
10.4	Form of Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012.
10.5	Form of Reinstatement Premium Protection Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012.
10.6	Form of Multi-Line Per Risk Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012.
10.7	Form of Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and UPC Re, effective June 1, 2012.